Exhibit 99.1

MEMORANDUM

TO:        Directors and Executive Officers of Kohl’s Corporation

FROM:    Jason Kelroy

DATE:        December 15, 2016

RE:        Notice of Trading Blackout Period

This memorandum is to alert you to new, temporary restrictions on the trading of Kohl’s Corporation (the “Company”) common stock due to a planned blackout for the Kohl’s Stock Fund (the “Fund”) within the Company’s 401(k) savings plan (the “401(k) Plan”). This blackout is required to facilitate the removal of the Fund from the 401(k) Plan’s investment lineup.

The blackout period will begin on January 18, 2017 at 3:00 p.m. Central time and will end on January 31, 2017 at 3:00 p.m. Central time (such period, the “Blackout Period”). During the Blackout Period, participants in the 401(k) Plan will be unable to direct or diversify investments in the Fund and/or take certain withdrawals, loans or distributions from the portion of the participant’s account invested in the Fund.

The Sarbanes-Oxley Act of 2002 and Section 104 of Regulation BTR of the Securities Exchange Act of 1934, as amended, provide that during the Blackout Period, all directors and executive officers are, with limited exceptions, prohibited from purchasing, selling or otherwise acquiring or transferring any equity security of the Company, regardless of whether the director or executive officer participates in the 401(k) Plan. This Blackout Period not only restricts your ability to engage in transactions in Company common stock held under the 401(k) Plan, but also in Company common stock or other equity awards held in accounts outside of the 401(k) Plan. The restrictions on trading during this Blackout Period are in addition to the restrictions in the Company’s insider trading policies. This means that during the period from January 18, 2017 at 3:00 p.m. Central time through January 31, 2017 at 3:00 p.m. Central time, you will not be able to, directly or indirectly, buy, sell or otherwise acquire, transfer or dispose of any shares of Company common stock or any derivative of Company common stock, subject to certain limited exceptions. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

This restriction should have little or no impact on you since the Blackout Period is not taking place during an open trading window and you would not otherwise be permitted to trade in Company securities at that time pursuant to the Company’s insider trading policies. After the Blackout Period ends, you will be permitted to resume transactions in the Company’s common stock subject to the requirements of the Company’s insider trading policies.

Should you have any questions regarding this Blackout Period, please contact me by telephone at (262) 703-1727, e-mail at jason.kelroy@kohls.com or by mail at Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.